Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of April 11, 2025

among

HYATT HOTELS CORPORATION,

as Borrower,

Certain Subsidiaries of the Borrower from time to time party hereto,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Book Runners and Lead Arrangers,

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods	26
1.3	Accounting Terms	27
1.4	[Reserved]	27
1.5	Computation of Dollar Amounts	27
1.6	Rates	27
1.7	Divisions	28

SECTION 2 DELAYED DRAW TERM FACILITY		28
2.1	Term Loans	28
2.2	[Reserved]	29
2.3	[Reserved]	29
2.4	[Reserved]	29
2.5	[Reserved]	30
2.6	Default Rate	30
2.7	Extension and Conversion	30
2.8	Prepayments	30
2.9	Termination and Reduction of Commitments	31
2.10	Fees	32
2.11	Computation of Interest and Fees	32
2.12	Pro Rata Treatment and Payments	33
2.13	Non-Receipt of Funds by the Administrative Agent	34
2.14	Inability to Determine Interest Rate	35
2.15	Illegality	37
2.16	Requirements of Law	38
2.17	Indemnity	39
2.18	Taxes	39
2.19	[Reserved]	41
2.20	Replacement of Lenders	42
2.21	Defaulting Lenders	42
2.22	Funds Transfer Disbursements	43

SECTION 3 REPRESENTATIONS AND WARRANTIES		44
3.1	Existing Indebtedness	44
3.2	Financial Statements	44
3.3	No Material Adverse Change	44
3.4	Organization; Existence	44
3.5	Authorization; Power; Enforceable Obligations	44
3.6	Consent; Government Authorizations	45
3.7	No Material Litigation	45
3.8	No Default	45
3.9	Taxes	45
3.10	ERISA	46
3.11	Governmental Regulations, Etc.	46
3.12	Subsidiaries	46
3.13	Use of Proceeds	47
3.14	Contractual Obligations; Compliance with Laws; No Conflicts	47
3.15	Accuracy and Completeness of Information	47

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3.16	Environmental Matters	47
3.17	Solvency	48
3.18	Title to Property; Leases	48
3.19	Insurance	49
3.20	Licenses and Permits	49
3.21	Anti-Corruption Laws and Sanctions	49
3.22	Labor Matters	49
3.23	Affected Financial Institution	50

SECTION 4 CONDITIONS		50
4.1	Conditions to Effectiveness	50
4.2	Conditions to Funding	51

SECTION 5 AFFIRMATIVE COVENANTS		52
5.1	Financial Statements	52
5.2	Certificates; Other Information	53
5.3	Notices	53
5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations	54
5.5	Maintenance of Property; Insurance	54
5.6	Inspection of Property; Books and Records; Discussions	55
5.7	Use of Proceeds	55
5.8	Subsidiary Guarantors	55
5.9	Leverage Ratio	55
5.10	Electronic Delivery of Certain Information	56
5.11	Public/Private Information	56

SECTION 6 NEGATIVE COVENANTS		56
6.1	Liens	56
6.2	Nature of Business	57
6.3	Mergers and Sale of Assets	57
6.4	Transactions with Affiliates	58
6.5	Fiscal Year	58
6.6	Restricted Payments	58

SECTION 7 EVENTS OF DEFAULT		58
7.1	Events of Default	58
7.2	Acceleration; Remedies	60

SECTION 8 AGENCY PROVISIONS		61
8.1	Appointment and Authorization	61
8.2	Bank of America as Lender	62
8.3	Approvals of Lenders	62
8.4	Notice of Events of Default	62
8.5	Administrative Agent’s Reliance	62
8.6	Indemnification of Administrative Agent	63
8.7	Lender Credit Decision, Etc.	64
8.8	Successor Administrative Agent	64
8.9	Titled Agents	65
8.10	PATRIOT Act Notice	66
8.11	Erroneous Payments	66
8.12	Certain ERISA Matters	66
8.13	Acknowledgments of Lenders	67

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SECTION 9 GUARANTY		68
9.1	The Guaranty	68
9.2	Bankruptcy	68
9.3	Nature of Liability	69
9.4	Independent Obligation	69
9.5	Authorization	69
9.6	Reliance	70
9.7	Waiver	70
9.8	Limitation on Enforcement	71
9.9	Confirmation of Payment	71
9.10	Guaranty Matters	71
9.11	Keepwell	71
9.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	72

SECTION 10 MISCELLANEOUS		73
10.1	Amendments and Waivers	73
10.2	Notices	75
10.3	No Waiver; Cumulative Remedies	77
10.4	Survival of Representations and Warranties	77
10.5	Payment of Expenses and Taxes	78
10.6	Successors and Assigns	78
10.7	Adjustments; Set-off	82
10.8	Table of Contents and Section Headings	83
10.9	Counterparts; Electronic Signatures	83
10.10	Effectiveness	84
10.11	Severability	84
10.12	Integration	84
10.13	GOVERNING LAW	84
10.14	Consent to Jurisdiction and Service of Process	85
10.15	Confidentiality	85
10.16	Acknowledgments	86
10.17	Waivers of Jury Trial	86
10.18	Judgment Currency	87
10.19	Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility	87
10.20	Termination	88
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	88
10.22	Acknowledgement Regarding Any Supported QFCs	88

- iii -

SCHEDULES

Schedule 1.1(b)	Form of Disbursement Instruction Agreement
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Note
Schedule 2.7	Form of Notice of Extension/Conversion
Schedule 2.18	2.18 Certificate
Schedule 3.1	Indebtedness
Schedule 3.12	Subsidiaries
Schedule 3.19	Insurance
Schedule 3.22	Labor Matters
Schedule 4.1(c)	Form of Secretary’s Certificate
Schedule 5.2(a)	Form of Officer’s Compliance Certificate
Schedule 5.8	Form of Joinder Agreement
Schedule 6.1	Liens
Schedule 6.4	Transaction with Affiliates
Schedule 10.6	Form of Assignment and Assumption

- iv -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 11, 2025 (this “Agreement”), is by and among HYATT HOTELS CORPORATION, a Delaware corporation (“Hyatt” or the “Borrower”), those Material Domestic Subsidiaries of Hyatt as may from time to time become a party hereto as Guarantors, the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Purchase Agreement, dated as of February 9, 2025 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Borrower, as parent, HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and a wholly-owned Subsidiary of the Borrower (the “Buyer”), and Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Target”), the Buyer will acquire the Target during a period commencing on the date on which the Closing (as defined in the Purchase Agreement) occurs (provided that at least 75% of the issued and outstanding shares of the Target shall have been validly tendered and not properly withdrawn pursuant to the Offer (as defined in the Purchase Agreement) as of the Acceptance Time (as defined in the Purchase Agreement) (the valid tender of such shares, the “Control Acquisition”)) and ending when the Buyer owns 100% of the issued and outstanding shares of the Target (such acquisitions during such period, collectively, the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Borrower has requested that the Lenders make available to it a senior unsecured delayed draw term loan facility in an aggregate principal amount equal to $1,700,000,000, and the Lenders are willing to do so on the terms and conditions hereinafter set forth; and

WHEREAS, subject to Section 3.13, the proceeds of the Loans incurred on the Funding Date will be used by the Borrower (i) to finance a portion of the consideration for the Acquisition, (ii) to finance a portion of the repayment in full and termination of the Credit Agreement, dated as of August 9, 2013, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Playa Resorts Holding B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid with its corporate seat in Amsterdam, the Netherlands, as the borrower, the Target, as holdings, Deutsche Bank AG New York Branch, as administrative agent, and the other parties from time to time party thereto, and the release of all liens, security interests and guarantees in connection therewith (collectively, the “Refinancing”), and (iii) in connection with the other Transactions.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition” has the meaning set forth in the recitals hereto.

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) as set forth in Section 10.2, or such other address or account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Authority” means the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s U.S. Lending Office in the case of a Term SOFR Rate Loan.

“Applicable Percentage” means the rate per annum set forth below opposite the applicable level then in effect, based upon the Debt Rating as set forth below (such grid immediately below hereinafter referred to as the “Debt Ratings Grid”), it being understood that the Applicable Percentage based upon the Debt Ratings Grid for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (b) Loans that are Term SOFR Loans shall be the percentage set forth under the column “Term SOFR Margin”:

Debt Ratings Grid

Level	Debt Ratings S&P/Moody’s/Fitch	Term SOFR Margin	Base Rate Margin
I	A-/A3 or higher	0.815%	0.000%
II	BBB+/Baa1	0.925%	0.000%
III	BBB/Baa2	1.075%	0.075%
IV	BBB-/Baa3	1.175%	0.175%
V	Less than BBB-/Baa3 or not rated	1.425%	0.425%

As used in this Agreement, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch (individually, a “Debt Rating” and collectively, the “Debt Ratings”) of Hyatt’s non-credit-enhanced, senior unsecured long-term debt; provided that (A) where Hyatt has only two Debt Ratings and such Debt Ratings are split, (i) if the rating differential is one level, the higher of the two Debt Ratings will apply and (ii) if the rating differential is more than one level, the median of the two Debt Ratings (or the higher of any two intermediate Debt Ratings) shall apply and (B) where Hyatt has three Debt Ratings and such Debt Ratings are split, (i) if the rating differential between the highest and lowest of the Debt Ratings is one level, the higher of the Debt Ratings will apply and (ii) if the rating differential between the highest and lowest of the Debt Ratings is two or more levels, the average of the two highest Debt Ratings will apply, provided that, if such average is not a recognized rating category, then the second highest of the three Debt Ratings will apply.

Notwithstanding anything in this definition of “Applicable Percentage” to the contrary, if, as of any date of determination, Hyatt does not have a Debt Rating from any of S&P, Moody’s or Fitch then in effect, the Applicable Percentage shall be determined based on Level V of the Debt Ratings Grid. The Applicable Percentage shall be determined based upon the Debt Rating then in effect in accordance with this definition and shall remain at such level until the first day of the month immediately following the date of any publicly announced change in the Debt Rating that would impact determination of the Applicable Percentage in accordance with this definition. As of the Closing Date, and thereafter until changed as provided above, the Applicable Percentage is determined based on Level IV of the Debt Ratings Grid.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, “Approved Fund” shall not include any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

“Asset Sale” means any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) that is outside the ordinary course of business of any of the assets or property of the Borrower or any of its Subsidiaries for an aggregate consideration in excess of $10,000,000 for a single transaction or a series of related transactions.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and accepted by the Administrative Agent, substantially in the form of Schedule 10.6 or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, (c) Term SOFR plus 1.00% and (d) 1.00%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR.

“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Bridge Commitments” means the commitments of the lenders party to the Bridge Commitment Letter to make loans to the Borrower.

“Bridge Commitment Letter” means that certain amended and restated commitment letter, dated as of February 19, 2025, among the Lead Arrangers, certain Affiliates thereof, the other financial institutions party thereto and the Borrower, in each case, as amended, modified, supplemented or replaced from time to time.

“Bridge Loans” means any loans funded to the Borrower pursuant to definitive bridge loan documentation entered into pursuant to the Bridge Commitment Letter.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Buyer” has the meaning set forth in the recitals hereto.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” compensation plan).

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A2 or the equivalent by S&P or at least P2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A2 or the equivalent thereof by S&P or at least P2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above; and (f) instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any Subsidiary is located or in which such investment is made.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert (other than (A) any Pritzker Affiliate, (B) Madrone GHC, LLC or its Affiliates and (C) Affiliates of The Goldman Sachs Group, Inc.) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of Hyatt (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Hyatt, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of Hyatt then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the regulations promulgated thereunder. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(a), or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with the provisions hereof. The aggregate amount of the Lenders’ Commitments on the Closing Date is $1,700,000,000.

“Commitment Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Funding Date, such Lender’s Commitment at such time, and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).

“Commitment Period” means the period from and including the Closing Date to and including the Commitment Termination Date.

“Commitment Termination Date” means the earliest of (a) October 9, 2025, (b) the Funding Date, (c) the termination of the Purchase Agreement in accordance with its terms prior to consummation of the Acquisition, (d) a public announcement of the abandonment of the Acquisition by the Borrower and (e) the date on which all unfunded Commitments have been reduced to $0 or terminated pursuant to Section 2.9.

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for Dollars (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for Dollars exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consolidated Adjusted Funded Debt” means, as of any date of determination, without duplication, (a) the aggregate principal amount of all Funded Debt of Hyatt and its Subsidiaries on a consolidated basis minus (b) the lesser of (i) $300,000,000 and (ii) the aggregate outstanding principal amount of all Guaranty Obligations of Hyatt or any of its Subsidiaries of Funded Debt of all other Persons minus (c) the lesser of (i) $300,000,000 and (ii) contingent reimbursement obligations of Hyatt or any of its Subsidiaries with respect to the undrawn stated amount of letters of credit but excluding, for the avoidance of doubt, any unreimbursed drafts drawn with respect to any such letter of credit minus (d) the lesser of (i) all unrestricted cash and Cash Equivalents of Hyatt and its Subsidiaries in excess of $100,000,000 and (ii) the amount of Funded Debt that matures on or before the date that is 12 months from such date of determination.

“Consolidated Assets” means, at any time, the amount representing the assets of Hyatt and the Subsidiaries that would appear on a consolidated balance sheet of Hyatt and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period (excluding from the determination of Consolidated Net Income any income or losses attributable to unconsolidated joint ventures of Hyatt and its Subsidiaries) plus cash distributions received by Hyatt from unconsolidated joint ventures after required debt service related thereto and excluding any proceeds from financings, refinancings or sales related thereto (distributions classified as “return on” investments in the operating section of “Consolidated Statement of Cash Flows” of Hyatt for such period) plus (b) the sum of the following to the extent deducted (and not excluded) in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local, foreign income, value added and similar taxes payable by Hyatt and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) amortization of management and franchise agreement intangibles constituting key money and other contra revenue, (v) non-cash Capital Stock compensation costs (regardless of whether non-recurring), and (vi) other non-recurring non-cash charges for such period (including (A) losses on discontinued operations and (B) non-cash losses due to foreign currency losses) minus (c) to the extent included in calculating Consolidated Net Income, non-cash income due to foreign currency gains; provided that “Consolidated EBITDA” for any period shall be adjusted on a pro forma basis (i) to include (or exclude) amounts attributable to Qualified Acquisitions (or any disposition for which the aggregate consideration for such disposition exceeds $250,000,000) during such period as if such acquisition (or disposition) had occurred on the first day of such period and (ii) to include amounts (annualized on a simple arithmetic basis) attributable to projects which commenced operations during such period and were in operation for at least one full fiscal quarter during such period. Notwithstanding the foregoing, Consolidated EBITDA shall exclude overspend and underspend or recovery associated with managed costs to the extent (I) with respect to an overspend, the amount is reasonably anticipated to be recovered in a subsequent period and, with respect to an underspend or recovery, such amount was added back to Consolidated EBITDA in a prior period and (II) such overspend, underspend or recovery is a result of FASB Accounting Standards ASC 606 effective for periods after December 31, 2017.

“Consolidated Interest Expense” means, for any period, all interest expense with respect to Funded Debt for such period of Hyatt and its Subsidiaries on a consolidated basis, (x) including the interest component under Capital Leases and capitalized interest (other than capitalized interest funded under a construction loan interest reserve account) and (y) excluding commitment, arrangement, upfront and one-time financing fees, including amortization of original issue discount.

“Consolidated Net Income” means, for any period, net income after taxes of Hyatt and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, provided that, without duplication, (x) Consolidated Net Income shall exclude extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), (y) Consolidated Net Income shall be increased or decreased for such period by the change in UVC Operating Working Capital for such period and (z) Consolidated Net Income shall exclude any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, asset sale, issuance, or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of Hyatt and the Subsidiaries that would appear on a consolidated balance sheet of Hyatt and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and non-controlling interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 24 consecutive months, individuals who at the beginning of such 24 month period were directors of Hyatt (together with any new director whose election by Hyatt’s board of directors or whose nomination for election by Hyatt’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Acquisition” has the meaning set forth in the recitals hereto.

“Credit Documents” means a collective reference to this Agreement, the Notes, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement and the Fee Letter).

“Credit Party” means any of the Borrower or the Guarantors (if any).

“Credit Party Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Agreement or any of the other Credit Documents or the Fee Letter (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York website (or any successor sources).

“Debt Incurrence” means any incurrence by Hyatt or any of its Subsidiaries of Indebtedness incurred pursuant to a capital markets transaction (including the issuance of debt securities convertible into equity securities), pursuant to a public offering or Rule 144A or other private placement, or a commercial bank or other syndicated credit facility (excluding the Loans), other than (a) any amendment, restatement, supplement or other modification to, or refinancing of, the Revolving Credit Agreement and borrowings thereunder, (b) intercompany Indebtedness, (c) property-level and joint venture Indebtedness the proceeds of which shall be retained by the applicable obligor or otherwise distributed to Hyatt and its Subsidiaries for capital improvements and ordinary course refinancings of existing property-level and joint venture indebtedness, (d) repayment of those certain bonds of Hyatt due 2025 with proceeds of those certain bonds of Hyatt issued in 2024, (e) customary refinancing Indebtedness in respect of any of the Borrower’s bonds due prior to the Maturity Date in an amount not to exceed the principal amount of the applicable bonds, plus interest, fees, premiums and other accrued and payable amounts, (f) short term working capital and other foreign lines of credit to finance the operations of the Borrower or any of its subsidiaries and (g) for the avoidance of doubt, Indebtedness of any Person that becomes a Subsidiary or is merged into the Borrower or any of its Subsidiaries as part of an acquisition, merger or consolidation or amalgamation or other investment, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other investment (and was not entered in contemplation of such acquisition, merger, consolidation, amalgamation or other investment).

“Debt Rating” has the meaning set forth in the definition of “Applicable Percentage”.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disbursement Instruction Agreement” means a form substantially in the form of Schedule 1.1(b) to be delivered to the Administrative Agent pursuant to Section 4.1(g), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Lending Office” means, initially, the office of each Lender (or its affiliate) designated as such Lender’s Domestic Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent and thereafter, such other office of such Lender (or its affiliate) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a Natural Person) approved by (i) the Administrative Agent, (ii) [reserved], and (iii) unless a Specified Event of Default shall exist (or, solely after the Funding Date, any other Default or Event of Default shall exist), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates (other than an Affiliate of The Goldman Sachs Group, Inc. that is a Lender as of the Closing Date) or Subsidiaries, any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry, or any Defaulting Lender and (y) in the case of clause (iii) above solely after the Funding Date, the Borrower shall be deemed to have approved of such Person unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Issuance” means any issuance of equity or equity-linked securities by Hyatt or any of its Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock plans or employee compensation plans or pursuant to retention arrangements with officers of the Borrower or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means such term as defined in Section 7.1.

“Excluded Subsidiaries” means a collective reference to (i) the Specified Entities, (ii) each of Hyatt International, AIC Holding Co., Hyatt International (Milan), L.L.C., Hyatt LACSA Services, Inc., Hyatt International Holdings Co., ARUBA Beachfront Resorts Limited Partnership, Grand Toronto Corp., HI Holdings Kyoto Co., Hyatt Foreign Employment Services, Inc., Hyatt Franchising Canada Corp., Hyatt Franchising Latin America, L.L.C., Hyatt Hotels of Canada, Inc., Hyatt Hotels of Puerto Rico, Inc., Hyatt House Canada, Inc., Hyatt International Technical Services, Inc., Hyatt Minority Investments, Inc., Hyatt of Latin America and Caribbean, L.L.C., Hyatt Place Canada Corporation, Hyatt Services Caribbean, L.L.C., SHG Puerto Rico, Inc., Hyatt Global Services, Inc., Hyatt Hotels Foundation – 501(c)(3) and any other Material Domestic Subsidiary whether newly formed, after acquired or otherwise existing, in each case to the extent and for so long as Hyatt determines in good faith that it is reasonably likely to suffer adverse tax consequences by reason of each of such entities’ guaranty of the Credit Party Obligations hereunder, (iii) any other Subsidiary (other than any Wholly Owned Subsidiary) of Hyatt that is prohibited by contract or its organizational documents from guaranteeing Indebtedness of the type described in clauses (a), (b), or (g) of the definition thereof of Hyatt and its Wholly-Owned Subsidiaries; provided that any such contract or organizational document was not entered into with the intent of avoiding Section 5.8 hereof, (iv) any other Subsidiary of Hyatt that is prohibited by operation of law from guaranteeing Indebtedness of the type described in clauses (a), (b), or (g) of the definition thereof of Hyatt and its Wholly-Owned Subsidiaries; and (v) any other Subsidiary of Hyatt as to which Hyatt and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Subsidiary providing a Guaranty hereunder is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Transaction if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Transaction. If a Swap Transaction arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Transaction that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“FASB” has the meaning set forth in Section 1.3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means, collectively, (a) that certain amended and restated fee letter, dated as of February 19, 2025, among the Lead Arrangers, certain Affiliates thereof and the Borrower and (b) that certain amended and restated arranger fee letter, dated as of February 19, 2025, among the Lead Arrangers, certain Affiliates thereof and the Borrower, in each case, as amended, modified, supplemented or replaced from time to time.

“Fees” means all fees payable pursuant to Section 2.10.

“Fitch” means Fitch Ratings Inc. and its successors.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bona fide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (f) the principal portion of all obligations of such Person under Capital Leases, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (j) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness. For purposes of the calculation of Funded Debt of Hyatt and its Subsidiaries on a consolidated basis, “Funded Debt” shall not include Funded Debt owing among Hyatt and its Subsidiaries to the extent such Funded Debt amounts to zero on a consolidated basis as a result of the consolidation of the financial statements of Hyatt and its Subsidiaries.

“Funding Date” means the first date, if any, after the Closing Date that all of the conditions precedent in Section 4.2 have been satisfied or waived in accordance therewith.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantied Credit Party Obligations” means all Credit Party Obligations other than Excluded Swap Transactions.

“Guarantors” means any Person which executes a Joinder Agreement, together with their successors and permitted assigns. In no event shall any Excluded Subsidiary be a “Guarantor” hereunder.

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or by its terms intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss (excluding ordinary course indemnification obligations) in respect thereof.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hyatt” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Hyatt International” means Hyatt International Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Hyatt.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bona fide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interest Payment Date” means, in each case, on and after the Funding Date, (a) as to any Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any Term SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Term SOFR Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, with respect to each Term SOFR Loan, each period commencing on the date such Term SOFR Loan is distributed or converted to or continued as a Term SOFR Loan and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter (in each case, subject to availability of Term SOFR), as the Borrower may select in a Notice of Borrowing or Notice of Extension/Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day). No more than ten (10) Interest Periods for Term SOFR Loans may be in effect at any time.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Lead Arrangers” means each of BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Lender” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Leverage Ratio” means, as of any date of determination, with respect to Hyatt and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted Funded Debt as of the last day of the twelve month period ending on the last day of the fiscal quarter most recently ended on or prior to such date to (b) Consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loans” means loans made pursuant to Section 2.1(a).

“Material” means material in relation to the business, operations, financial condition or properties of Hyatt and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Hyatt or Hyatt and its Subsidiaries taken as a whole; (b) an impairment of the ability of (i) the Borrower to perform its material obligations under any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole to perform their material obligations under any Credit Document or the Fee Letter, in each case to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against (i) the Borrower of any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole of any Credit Document or the Fee Letter, in each case to which they are a party; other than any change, effect or circumstance to the extent resulting from (I) changes in general economic, financial market or geopolitical conditions, (II) any outbreak or escalation of hostilities or war or any act of terrorism, or (III) any failure by Hyatt and its Subsidiaries to meet any published analyst estimates or expectations of their revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hyatt and its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (I) and (II), such changes, effects or circumstances do not affect Hyatt or its Subsidiaries disproportionately relative to other companies operating in the same industry.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is also a Material Subsidiary.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of Hyatt that accounts for (i) at least 10% of Consolidated Assets (determined as of the last day of the most recent fiscal year of Hyatt for which financial statements have been delivered pursuant to Section 5.1(a)) or (ii) at least 10% of revenues of Hyatt and its Subsidiaries on a consolidated basis for the most recent fiscal year of Hyatt for which financial statements have been delivered pursuant to Section 5.1(a).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the third anniversary of the Funding Date; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Measurement Date” means the last day of each fiscal quarter of Hyatt.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Natural Person” means a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, (i) the aggregate cash proceeds received by Hyatt or any of its Subsidiaries in respect of any Asset Sale by Hyatt or any such Subsidiary (including any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents substantially concurrently received in any Asset Sale, but only as and when received), minus (ii) without duplication (A) any actual and reasonable costs incurred by Hyatt or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Hyatt or such Subsidiary in respect thereof, and any deduction of appropriate amounts to be provided by Hyatt or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Hyatt or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount), (B) any bona fide direct costs incurred in connection with any Asset Sale, including legal, accounting and investment banking fees, brokerage and sales commissions, and income Taxes payable as a result of any gain recognized in connection therewith and (C) payment of the outstanding principal amount of, premium or penalty, if any, on and interest on any Indebtedness that is secured by a Lien on the Property subject to such Asset Sale that is required to be repaid under the terms thereof; and

(b)           with respect to any Equity Issuance or Debt Incurrence, the aggregate amount of all cash proceeds actually received in respect of such Equity Issuance or Debt Incurrence, net of all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means any Funded Debt of Hyatt or any of its Subsidiaries if, and so long as, such Funded Debt meets the requirements of clause (a) or (b) below:

(a)           Such Funded Debt is secured solely by Purchase Money Liens and: (i) the instruments governing such Funded Debt limit the recourse (whether direct or indirect) of the holders thereof against Hyatt and its Subsidiaries for the payment of such Indebtedness to the property securing such Indebtedness (with customary exceptions, including, without limitation, recourse for fraud, waste, misapplication of insurance or condemnation proceeds, and environmental liabilities); provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, Hyatt or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt; and (ii) if such Funded Debt is incurred after the date hereof by Hyatt or a Domestic Subsidiary of Hyatt, either (x) (1) the holders of such Funded Debt shall have irrevocably agreed that in the event of bankruptcy, insolvency or other similar proceeding with respect to the obligor of such Funded Debt, such holders will elect (pursuant to Section 1111(b) of the Federal Bankruptcy Code or otherwise) to be treated as fully secured by, and as having no recourse against such obligor or any property of such obligor other than, the property securing such Funded Debt, and (2) if, notwithstanding any election pursuant to clause (1) above, such holders shall have or shall obtain recourse against such obligor or any property of such obligor other than the property securing such Funded Debt, such recourse shall be subordinated to the payment in full in cash of the obligations owing to the Administrative Agent and the Lenders under this Agreement; or (y) the property securing such Funded Debt is not material to the business, financial condition, operations or properties of Hyatt and its Subsidiaries, taken as a whole, as determined by Hyatt in its reasonable discretion at the time such Funded Debt is incurred; or

(b)           (i) The sole obligor of such Funded Debt (such obligor a “Specified Entity”) is a corporation or other entity formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Purchase Money Liens, (ii) such Specified Entity owns no other material property and (iii) the sole collateral security provided by Hyatt and its Subsidiaries with respect to such Funded Debt (if any) consists of property owned by such Specified Entity and/or the capital stock of (or equivalent ownership interest in) such Specified Entity (provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, Hyatt or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall, to the extent thereof, constitute a Guaranty Obligation but shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt).

“Note” or “Notes” means the promissory notes of Hyatt in favor of each of the Lenders that request such notes evidencing the Loans in substantially the form attached as Schedule 2.1(e), as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 2.7, as required by Section 2.7 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate substantially in the form of Schedule 5.2(a) attached hereto.

“Participant” has the meaning set forth in Section 10.6(d).

“Participant Register” has the meaning set forth in Section 10.6(d).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Pension Plan” means, at any particular time, an employee pension benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Liens” means:

(a)           Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Lenders;

(b)           Purchase Money Liens;

(c)           Liens and other purchase money liens securing purchase money indebtedness arising in connection with Capital Leases;

(d)           Liens on real property assets of Hyatt and its Subsidiaries (including without limitation, the furniture, fixtures and equipment related thereto) securing Non-Recourse Debt of Hyatt and its Subsidiaries;

(e)           Liens for taxes, assessments, charges or other governmental levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of Hyatt or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) or (ii) securing an amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(f)           statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) the Property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof or any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of Hyatt or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(g)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(h)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)            Liens in connection with attachments or judgments (including judgment or appeal bonds) to the extent such Liens are being contested in good faith and by proper proceedings, as to which adequate reserves are being maintained (provided that any such Liens as to which enforcement has been commenced and is unstayed, by reason of pending appeal or otherwise, for a period of more than thirty consecutive days, do not, in the aggregate, secure judgments in excess of $25,000,000);

(j)            easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(k)           leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of Hyatt and its Subsidiaries;

(l)            any interest of title of a lessor or licensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licenses permitted by this Agreement;

(m)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)           inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of any Pension Plan;

(o)           Liens assumed in connection with an acquisition of all or substantially all of the assets or Voting Stock of another Person permitted hereunder, so long as such Liens cover only the assets acquired pursuant to such acquisition and were not created in contemplation thereof;

(p)           Liens on properties of Subsidiaries of Hyatt, which properties are located outside the United States of America;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)            Liens arising in connection with consignments or similar arrangements for the sale of goods in the ordinary course of business;

(s)            Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time such Persons became Subsidiaries and were not created in anticipation thereof and such Liens do not extend to any other property of Hyatt or its Subsidiaries (except proceeds of such Property and, in the case of Liens on real estate or equipment, items which become fixtures on such real estate or are accessions to such equipment);

(t)            Liens on the assets of Subsidiaries (other than any Wholly-Owned Subsidiary) to the extent the Indebtedness secured thereby is Non-Recourse Debt;

(u)           Liens existing on the Closing Date and, solely to the extent securing amounts in excess of $10,000,000, as set forth on Schedule 6.1; provided that no such Lien shall at any time be extended to cover property or assets other than the Property or assets subject thereto on the Closing Date; provided, however, that Liens on new Property which are in replacement of Liens on previously owned Property to the extent such new Property is acquired through like-kind exchanges or similar substitutions shall be permitted hereunder;

(v)           Liens on cash collateral or other deposits securing obligations in respect of letters of credit issued in the ordinary course of business or consistent with past practice or industry practice;

(w)          Liens on any property of any Subsidiary of Hyatt to secure Indebtedness owing by it to Hyatt or another Subsidiary of Hyatt;

(x)            Liens on ownership interests of Hyatt or any of its Subsidiaries in partnerships or joint ventures with third parties, which secure the Indebtedness of such partnerships or joint ventures, or of Subsidiaries of such partnerships or joint ventures;

(y)           Liens upon cash and investment securities; provided that (i) the only obligations secured by such Liens are obligations arising under Swap Transactions entered into with one or more counterparties who are not Affiliates of Hyatt or any of its Subsidiaries and (ii) the aggregate fair market value of cash and investment securities covered by such Liens does not at any time exceed the greater of (x) the aggregate amount of the respective termination or liquidation payments that would be payable to such counterparties upon the occurrence of an event of default or other similar event as to which Hyatt or any of its Subsidiaries is the defaulting or affected party (subject to the application of any customary and reasonable collateral valuation discount percentages and minimum collateral transfer thresholds and timing provisions contained in the respective security and margin agreements) and (y) where applicable, an amount equal to the margin requirement imposed by a derivatives clearing organization for any Swap Transaction that is a “cleared” derivatives transaction;

(z)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(aa)     Liens on cash collateral or other deposits securing the obligations in respect of the Revolving Credit Agreement; and

(bb)    other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $750,000,000.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pritzker Affiliate” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Purchase Money Liens” means any Lien on property, real or personal, acquired or constructed by Hyatt or any Subsidiary of Hyatt: (a) to secure the purchase price of the property; (b) that was existing on such property at the time of acquisition thereof by Hyatt or such Subsidiary and assumed in connection with such acquisition; (c) to secure Indebtedness otherwise incurred to finance the acquisition or construction of such property or incurred within 90 days following the acquisition or completion of such construction provided the principal amount of Indebtedness secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired; or (d) to secure any Indebtedness incurred in connection with any extension, refunding or refinancing of Indebtedness (whether or not secured and including Indebtedness under the Credit Documents) incurred, maintained or assumed in connection with, or otherwise related to, the acquisition or construction of such property; provided in each case that (1) such Liens do not extend to, cover or otherwise encumber any property other than the property acquired or constructed by Hyatt and its Subsidiaries (and any improvements made to such property acquired or constructed) and (2) such Liens do not cover current assets of Hyatt or any of its Subsidiaries other than current assets that relate solely to other property subject to such Lien.

“Qualified Acquisition” means an acquisition by Hyatt or any of its Subsidiaries for which the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by Hyatt of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Capital Stock) exceeds $250,000,000; provided that, for any acquisition to qualify as a “Qualified Acquisition”, Hyatt shall have notified the Administrative Agent, prior to the end of the fiscal quarter in which such acquisition was consummated, that such acquisition constitutes a “Qualified Acquisition”.

“Qualified ECP Guarantor” means, in respect of any Swap Transaction, each Credit Party that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Transaction or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Refinancing” has the meaning set forth in the recitals hereto.

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Authority” has the meaning set forth in Section 10.15.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, members, managers, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Replaced Lender” has the meaning set forth in Section 2.20.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal amount of Loans outstanding; provided that the Commitments of, and outstanding principal amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Rescindable Amount” means any payment (or any portion of any payment) that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means as to Hyatt, any of the chief executive officer, the chief financial officer, the president, the treasurer, the assistant treasurer, the controller or any senior or executive vice president of Hyatt and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Hyatt or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Credit Agreement” means the Credit Agreement dated as of May 18, 2022 by and among Hyatt, the foreign borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, as Administrative Agent, as modified, supplemented, amended, amended and restated, refinanced, replaced and in effect from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person 50% or more owned or Controlled by any Persons or agencies described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.14(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Single Employer Plan” means any Pension Plan which is not a Multiemployer Plan.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator satisfactory to the Administrative Agent).

“Specified Entity” has the meaning set forth in the definition of “Non-Recourse Debt”.

“Specified Event of Default” means an Event of Default pursuant to Section 7.1(a) or Section 7.1(e).

“Specified Purchase Agreement Representations” means the representations made by the Target (or any of its Affiliates) in the Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right under the Purchase Agreement not to consummate the Control Acquisition, or to terminate the Borrower’s (or any of its Affiliates’) obligations under the Purchase Agreement, as a result of a breach of such representations or warranties (determined without regard to whether any notice is required to be delivered by the Borrower).

“Specified Representations” means the representations and warranties of the Borrower in Sections 3.4 (solely as it relates to the entry into and performance of the Credit Documents), 3.5 (solely as it relates to the entry into and performance of the Credit Documents), 3.11, 3.14(c) (solely as it relates to the entry into and performance of the Credit Documents), 3.14(d) (solely as it relates to the entry into and performance of the Credit Documents), 3.17 and 3.21.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of Hyatt.

“Successor Rate” has the meaning specified in Section 2.14(b).

“Swap Transaction” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” has the meaning set forth in the recitals hereto.

“Taxes” has the meaning set forth in Section 2.18(a).

“Term Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, then Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Titled Agent” has the meaning set forth in Section 8.9.

“Transactions” means (a) the Acquisition, (b) the incurrence of the Loans pursuant to this Agreement and the other transactions contemplated hereby, (c) the Refinancing, (d) the issuance of senior unsecured notes and/or the incurrence of bridge term loans, in each case to finance a portion of the consideration for the foregoing and (e) the payment of fees and expenses in connection with the foregoing.

“Type” means, as to any Loan, its nature as a Base Rate Loan or Term SOFR Loan, as the case may be.

“U.S. Lending Office” means, initially, the office(s) of each Lender (or its affiliate) designated as such Lender’s U.S. Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent and thereafter, such other office of such Lender (or its affiliate) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the Term SOFR Loans of such Lender denominated in Dollars are to be made.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UVC” means ALG UVC Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands, and registered with the Dutch trade register under number 56660979.

“UVC Cost Basis” means revenue that is recorded when the minimum contract terms of the applicable contract are satisfied and the costs that are triggered solely as a result of such contract being activated are accrued when the revenue is recognized, in each case as reasonably calculated by Hyatt.

“UVC Operating Working Capital” means, at any date, the difference between the Consolidated Net Income for UVC calculated on a UVC Cost Basis and the Consolidated Net Income for UVC determined in accordance with GAAP at such date, in each case as reasonably calculated by Hyatt.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating either (x) a de minimis amount of the outstanding shares of such Subsidiary which are owned by local residents thereof as required by local law or (y) less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of Hyatt and Hyatt’s other Wholly-Owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Computation of Time Periods.

All time references in this Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect on the Closing Date. In the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms used herein or in any other Credit Document, then the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions hereof (with the consent of the Lenders required pursuant to Section 10.1) so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Lenders, (a) all financial covenants, standards and terms used herein shall continue to be calculated or construed as if such Accounting Change had not occurred and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement and the other Credit Documents or as reasonably requested hereunder or thereunder setting forth a reconciliation between calculations of such financial covenants or other computations under any such standards or terms made before and after giving effect to the Accounting Change. Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other standards of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (“FASB”) allowing entities to elect fair value option for financial liabilities and (ii) any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be treated as a capital lease. As used herein, “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or, if applicable, the SEC and/or the Public Company Accounting Oversight Board (or successors thereto or agencies with similar functions).

1.4	[Reserved].

1.5	Computation of Dollar Amounts.

Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

1.6	Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Screen Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Screen Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Screen Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Screen Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7	Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2
DELAYED DRAW TERM FACILITY

2.1	Term Loans.

(a)            Commitment. During the Commitment Period, subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Funding Date in Dollars in an amount not to exceed such Lender’s Commitment. The borrowing on the Funding Date shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments. Loans may consist of Base Rate Loans or Term SOFR Loans, or a combination thereof, as the Borrower may request. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

Term SOFR Loans shall be made by each Lender at its U.S. Lending Office. Base Rate Loans shall be made by each Lender at its Domestic Lending Office.

(b)            Term Loan Borrowing.

(i)            Notice of Borrowing. The Borrower shall request a Loan borrowing by a Notice of Borrowing (or telephone notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing) to the Administrative Agent not later than (x) 11:00 A.M. on the Business Day of the requested borrowing in the case of Base Rate Loans denominated in Dollars or (y) 1:00 P.M. on the third Business Day prior to the date of the requested borrowing in the case of Term SOFR Loans. Such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Base Rate Loans, Term SOFR Loans or a combination thereof and, if Term SOFR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a Term SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (2) the Type of Loan requested, then such notice shall be deemed to be a request for a Term SOFR Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of the Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)           Minimum Amounts. The Loan shall be in a minimum aggregate principal amount of (A) in the case of Term SOFR Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof and (B) in the case of Base Rate Loans, $1,000,000 and integral multiples of $250,000 in excess thereof.

(iii)          Advances. Each Lender will make its Commitment Percentage of the Loan borrowing available to the Administrative Agent for the account of the Borrower, in Dollars, at such office as the Administrative Agent may designate in writing and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)            Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d)            Interest. From and after the funding of the Loans on the Funding Date, and subject to the provisions of Section 2.6:

(i)            Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage for Base Rate Loans; and

(ii)           Term SOFR Loans. During such periods as Loans shall be comprised in whole or in part of Term SOFR Loans, such Term SOFR Loans shall bear interest at a per annum rate equal to Term SOFR plus the Applicable Percentage for Term SOFR Loans.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)            Notes. The Loans shall be further evidenced by a duly executed Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto if requested by such Lender.

(f)            Maximum Number of Interest Periods. The Borrower will be limited to a maximum number of ten (10) Interest Periods for Term SOFR Loans outstanding at any time.

(g)            [Reserved].

(h)            Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.2	[Reserved].

2.3	[Reserved].

2.4	[Reserved].

2.5	[Reserved].

2.6	Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the overdue principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder, under the other Credit Documents or under the Fee Letter shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 7.1(e), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Base Rate plus the Applicable Percentage).

2.7	Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Agreement, Term SOFR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) Term SOFR Loans may be extended, and Base Rate Loans may be converted into Term SOFR Loans, only so long as no Default or Event of Default then exists or would otherwise result therefrom and (c) Loans extended as, or converted into, Term SOFR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a Term SOFR Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a Term SOFR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Term SOFR Loan, or conversion of a Base Rate Loan into a Term SOFR Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Term SOFR Loan in accordance with this Section 2.7, or any such conversion or extension is not permitted or required by this Section 2.7, then such Term SOFR Loan shall be converted to a Term SOFR Loan with an Interest Period of one month at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.8	Prepayments.

(a)            Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty; provided that (i) Term SOFR Loans may be repaid only upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. three (3) Business Days prior to any date of prepayment, (ii) Base Rate Loans may be repaid only upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. one (1) Business Day prior to any date of prepayment, (iii) repayments of Term SOFR Loans must be accompanied by payment of any amounts owing under Section 2.17 and (iv) partial repayments of the Term SOFR Loans shall be in minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof and partial repayments of Base Rate Loans shall be in minimum principal amount of $1,000,000 and in integral multiples of $250,000 in excess thereof.

(b)            Mandatory Prepayments.

(i)            Solely to the extent that the Bridge Commitments and the outstanding Bridge Loans equal $0 on the date of receipt of the proceeds thereof, no later than three Business Days after receipt of the proceeds thereof, the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Debt Incurrence after the Closing Date.

(ii)           Solely to the extent that the Bridge Commitments and the outstanding Bridge Loans equal $0 on the date of receipt of the proceeds thereof, no later than three Business Days after receipt of the proceeds thereof, the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Equity Issuance after the Closing Date.

(iii)          No later than three Business Days after receipt of the Net Cash Proceeds thereof, the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale consummated after the Closing Date.

(iv)          Solely to the extent that the aggregate principal amount of voluntary and mandatory prepayments of Loans made on or prior to the second anniversary of the Funding Date does not exceed $500,000,000, the Borrower shall prepay the Loans in an amount equal to such deficit on such second anniversary.

(c)            Application. Unless otherwise specified by the Borrower, voluntary prepayments and mandatory prepayments made hereunder shall be applied first to Base Rate Loans on a pro rata basis, and then to Term SOFR Loans in direct order of Interest Period maturities.

2.9	Termination and Reduction of Commitments.

(a)            Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon written notice to the Administrative Agent (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) received no later than 11:00 A.M. three (3) Business Days prior to the date of termination or reduction; provided that partial reductions shall be in minimum principal amounts of $5,000,000 and in integral multiples of $1,000,000 in excess thereof.

(b)            Mandatory Reductions.

(i)            Solely to the extent that the Bridge Commitments and the outstanding Bridge Loans equal $0 on the date of receipt of the proceeds thereof, the aggregate principal amount of the Commitments shall be reduced on the date of receipt thereof by an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Debt Incurrence after the Closing Date.

(ii)           Solely to the extent that the Bridge Commitments and the outstanding Bridge Loans equal $0 on the date of receipt of the proceeds thereof, the aggregate principal amount of the Commitments shall be reduced on the date of receipt thereof by an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Equity Issuance after the Closing Date.

(iii)          The aggregate principal amount of the Commitments shall be reduced on the date of receipt thereof by an amount equal to 100% of the Net Cash Proceeds (in excess of $100,000,000 in the aggregate, to the extent any such Asset Sale is consummated prior to the Funding Date) received by the Borrower or any of its Subsidiaries from any Asset Sale consummated after the Closing Date.

(iv)          Unless previously terminated, the Commitments shall automatically terminate upon the making of the applicable Loans and, otherwise, on the Commitment Termination Date.

2.10	Fees.

(a)            Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

(b)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a commitment fee, which shall accrue at the per annum rate of (i) with respect to the period commencing on the Closing Date through July 10, 2025, 0.00% and (ii) thereafter until the Commitment Termination Date, 0.15% per annum on the average daily unused amount of the Commitment of such Lender available to the Borrower during such period (but excluding the Commitment Termination Date). Accrued commitment fees shall be payable quarterly in arrears until the Commitment Termination Date.

2.11	Computation of Interest and Fees.

(a)            Interest payable hereunder with respect to Base Rate Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of Term SOFR on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)            The parties understand that the Applicable Percentage may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Hyatt (the “Borrower Information”). If it is subsequently determined that the Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Hyatt) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower). Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

2.12	Pro Rata Treatment and Payments.

(a)            Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Agreement or any Note shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Loans (whether or not evidenced by Notes) of the Borrower and (iii) third, to principal then due and owing hereunder and under the Loans (whether or not evidenced by Notes) of the Borrower. Each payment (other than voluntary prepayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts thereof due and owing hereunder. Each voluntary prepayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8. Principal of and accrued interest on Loans, fees and other amounts owing hereunder shall be payable in Dollars. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office specified in Section 10.2 not later than 1:00 P.M. on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)            Allocation of Payments After Event of Default. Notwithstanding any other provision of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees of one outside counsel) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees of one outside counsel (absent dissension among the Lenders or the Administrative Agent and the Lenders)) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the other Credit Party Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding amount of the other Credit Party Obligations;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above and (iii) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Credit Party Obligations otherwise set forth above in this Section.

2.13	Non-Receipt of Funds by the Administrative Agent.

(a)            Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Term SOFR Loan is to be made (or prior to 1:00 p.m. in the case of a Base Rate Loan) by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent and any such payment by the Borrower shall not constitute a waiver of any right or remedy the Borrower may have with respect to any such Lender. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b)            Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.

(c)            A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

2.14	Inability to Determine Interest Rate.

(a)            If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for Term SOFR has been determined in accordance with Section 2.14(b) and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred with respect to Term SOFR or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Hyatt and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Loans to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans denominated in Dollars in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)            Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining Term SOFR because none of the tenors of Term SOFR (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the Applicable Authority has made a public statement identifying a specific date after which all tenors of Term SOFR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of Term SOFR (the latest date on which all tenors of Term SOFR (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)          syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR;

or if the events or circumstances of the type described in Section 2.14(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and Hyatt may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.14 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Hyatt unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment; provided that, solely with respect to clause (ii) above, on a date and time determined by the Administrative Agent, which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

The Administrative Agent will promptly (in one or more notices) notify Hyatt and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Hyatt and the Lenders reasonably promptly after such amendment becomes effective.

2.15	Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon Term SOFR, then (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) any obligation of such Lender to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (c) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, on the last day of the Interest Period therefor and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make, maintain or fund its Term SOFR Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.15; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

2.16	Requirements of Law.

(a)            If any Change in Law made subsequent to the date hereof, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement, made subsequent to the date of such assignment or transfer (except to the extent the assigning or transferring Lender was entitled to benefits under this Section 2.16):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the net income of such Lender or Taxes which the Borrower shall be required to pay, reimburse a Lender in respect of, or indemnify or hold harmless a Lender in respect of, in each case pursuant to Section 2.18);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of Term SOFR hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (taking into account all available tax credits, tax deductions or other tax benefits) of making or maintaining Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b)            If any Lender shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error.

(c)            The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

(d)            Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to a Lender pursuant to this Section 2.16 in respect of increased costs or a reduction in the rate of return, if (i) written demand therefor has not been made by such Lender within 180 days from the date on which such Lender determined that any Change in Law has resulted in such increased cost or reduction in rate of return; provided that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period shall be extended to include the retroactive effect thereof or (ii) such increased cost or reduction in rate of return is attributable to the gross negligence or willful misconduct of the Lender as determined by a court of competent jurisdiction in a final non-appealable judgment. No Lender shall request that the Borrower pay any additional amount pursuant to this Section 2.16 unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender is entitled to seek similar amounts.

2.17	Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any actual funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment, prepayment, continuation or conversion after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder, but excluding lost profits. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion or no such amount shall be owing) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

2.18	Taxes.

(a)            All payments made by any Credit Party under the Credit Documents will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits (including any branch profits tax or alternative minimum tax imposed by the United States and any similar tax imposed by any other jurisdiction) of a Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and (ii) any U.S. Federal withholding Taxes imposed under FATCA), and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”), except as required by applicable law. If any applicable law requires the withholding or deduction of Taxes, the Credit Parties agree (i) to deduct or withhold such Taxes (including U.S. federal withholding taxes imposed under FATCA, if applicable) and to pay the full amount of such Taxes (including U.S. federal withholding taxes imposed under FATCA) to the relevant Governmental Authority and (ii) except as provided in Section 2.18(b), to pay such additional amounts as may be necessary so that every payment of all amounts due under any Credit Document, after withholding or deduction for or on account of any Taxes (other than U.S. federal withholding taxes imposed under FATCA), will not be less than the amount provided for herein or in any Note. The Credit Parties will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes (including U.S. federal withholding taxes imposed under FATCA) is due pursuant to applicable law, certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by such Credit Party or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, within 10 days, for the amount of any Taxes so levied or imposed and paid or payable by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except as provided in Section 2.18(b). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error. Notwithstanding the foregoing, the Credit Parties shall not be obligated to make payment to a Lender pursuant to this Section 2.18(a) in respect of penalties, interest and other similar liabilities attributable to any Taxes, if (i) written demand therefor has not been made by such Lender within 180 days from the date on which such Lender received written notice of imposition of Taxes by the relevant taxing or Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Lender in making such written demand, (ii) such penalties, interest and other similar liabilities have accrued after the Credit Parties had indemnified or paid an additional amount due pursuant to this Section 2.18(a) or (iii) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of the Lender as determined by a court of competent jurisdiction in a final non-appealable judgment. After the Lender receives written notice of the imposition of the Taxes which are subject to this Section 2.18(a), such Lender will act in good faith to promptly notify the Credit Parties of their obligations hereunder. No Lender shall request that the Credit Parties pay any Taxes or any gross-up therefor pursuant to this Section 2.18(a) unless it shall make similar requests to other credit parties similarly situated and affected by such Taxes and from whom such Lender is entitled to seek reimbursement for such Taxes or any gross-up therefor.

(b)            Each Foreign Lender, to the extent it is legally entitled to do so, agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or in the case of a Person that becomes a Lender in connection with the making of Incremental Commitments pursuant to Section 2.5, on or prior to the date such Person becomes a Lender (i) in the event the Foreign Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, an accurate and complete signed copy of Internal Revenue Service Form W-8BEN-E or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete or partial exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) in the event the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI as set forth in clause (i) above with the certification required in such clause (i), or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a “2.18 Certificate”) and (y) an accurate and complete signed copy of the applicable Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note and (iii) any other properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit payments under this Agreement or any Note to be made without withholding or at a reduced rate of withholding. In addition, each Lender agrees that it will deliver upon the Borrower’s or the Administrative Agent’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect (including as a result of a change in the Lender’s Applicable Lending Office), together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(b)(i) and (ii) and 2.18(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Credit Parties shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes from interest, fees or other amounts payable under any Credit Document for the account of any Foreign Lender to the extent that such Lender has not provided to the Borrower the documents and forms described above that establish a complete exemption from such deduction or withholding and (y) the Credit Parties shall not be obligated pursuant to Section 2.18(a) hereof to make any additional payments to a Lender or to indemnify any Lender in respect of Taxes imposed on any payments of interest, fees or other amounts payable under the Credit Documents (I) if such Lender has not provided to the Borrower the documents and forms described above required to be provided to the Borrower pursuant to this Section 2.18(b), but excepting any such documents or forms (other than such documentation set forth in Section 2.18(b)(i) and (ii) and 2.18(c)) not delivered based upon the Lender’s reasonable judgment that the completion, execution or submission of such documentation or forms would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, (II) to the extent that such documents and forms do not establish a complete exemption from withholding of U.S. federal withholding Taxes or (III) if the imposition of U.S. federal withholding Taxes is the result of a change in the Lender’s Applicable Lending Office, except to the extent that such Lender was entitled to any such additional payments at the time of such change or such change was made at the request of the Borrower. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Credit Parties agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes that occur after (i) the Closing Date, (ii) in the case of a Lender that changes its Applicable Lending Office, to the extent that such Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of a change in its Applicable Lending Office, the date of such change or (iii) in the case of a Lender that is an assignee or transferee of an interest under this Agreement (other than pursuant to Section 2.20), to the extent that the assigning or transferring Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of such assignment or transfer, the date of such assignment or transfer to such Lender.

(c)            If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)            Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens reasonably deemed by such Lender in its sole discretion to be material.

(e)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)            As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.18, such Credit Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19	[Reserved].

2.20	Replacement of Lenders.

The Borrower shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than the Lender then acting as Administrative Agent) (each a “Replaced Lender”) that (a) requests reimbursement for amounts owing pursuant to Section 2.14, 2.15, 2.16 or 2.18(a), (b) [reserved], (c) is a Defaulting Lender or (d) is a Sanctioned Person; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any Term SOFR Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15, 2.16 or 2.18(a), as the case may be, (viii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14, 2.15, 2.16 or 2.18, either such assignment will result in a reduction of such compensation or the replacement Lender shall not have a similar claim for such compensation, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20 (after two (2) days’ notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender's Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.21	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay to such Defaulting Lender any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.22	Funds Transfer Disbursements.

(a)            Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Credit Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions (and absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment), even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Credit Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)            Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Laws or regulation.

(c)            Limitation of Liability. None of the Administrative Agent or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the control of the Administrative Agent or any Lender, or (iii) any special, consequential, indirect or punitive damages, and the Borrower and the other Credit Parties shall not be liable to the Administrative Agent or any Lender for any special, consequential, indirect or punitive damages, in each case whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation; provided that nothing set forth in this sentence shall affect or limit the Credit Parties’ obligations set forth in Section 10.5(d). None of the Administrative Agent or any Lender makes any representations or warranties other than those expressly made in this Agreement.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1	Existing Indebtedness.

Schedule 3.1 sets forth, as of the Closing Date, a complete and correct list of any Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Hyatt or its Subsidiaries since Hyatt’s audited financial statements for the fiscal year ended December 31, 2024.

3.2	Financial Statements.

The Borrower has delivered to the Administrative Agent copies of the financial statements of Hyatt and its Subsidiaries referenced in Section 4.1(f). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Hyatt and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

3.3	No Material Adverse Change.

Since December 31, 2024, there has been no Material Adverse Effect.

3.4	Organization; Existence.

Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the material properties it purports to own or hold under lease, to transact the material business it transacts and proposes to transact, to execute and deliver this Agreement, the other Credit Documents and the Fee Letter and to perform the provisions hereof and thereof.

3.5	Authorization; Power; Enforceable Obligations.

This Agreement, the other Credit Documents and the Fee Letter have been duly authorized by all necessary corporate action on the part of the Borrower and the other Credit Parties party thereto, and this Agreement constitutes, and upon execution and delivery thereof each other Credit Document and the Fee Letter will constitute, a legal, valid and binding obligation of the Borrower and the other Credit Parties party thereto enforceable against the Borrower and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Credit Document and the Fee Letter to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be.

3.6	Consent; Government Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents or the Fee Letter by the other Credit Parties party thereto (other than (i) those which have been obtained and (ii) the filings and consents contemplated by the Collateral Documents) or with the validity or enforceability of any Credit Document or the Fee Letter against the Credit Parties party thereto.

3.7	No Material Litigation.

(a)            There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, if adversely determined would reasonably be expected to have a Material Adverse Effect.

(b)            Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.8	No Default.

No Default or Event of Default has occurred and is continuing.

3.9	Taxes.

The Borrower and its Subsidiaries have filed all federal and all other material tax returns (state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments due and payable by them (within any grace period provided for such payment), except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Credit Parties or their respective Subsidiaries is aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.10	ERISA.

Neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan, and each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained unfunded, and no Lien in favor of the PBGC or a Pension Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount that, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. No Pension Plan has been determined to be “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or is reasonably likely to become so. No Multiemployer Plan has been determined to be in “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA) except where such determination could not reasonably be expected to result in material liability to any Credit Party. No Credit Party has received any notice regarding a Multiemployer Plan being in Insolvency. All required contributions have been timely made to each Pension Plan and no application for a waiver of the minimum funding standard has been made with respect to any Pension Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Credit Party has engaged in a breach of the fiduciary responsibility rules with respect to any Pension Plan, and (ii) no “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that is maintained or contributed to by any Credit Party has been assessed, or is reasonably expected to have been assessed, a tax or penalty under Code Section 4980H.

3.11	Governmental Regulations, Etc.

(a)            No Credit Party is engaged and no Credit Party will engage, principally or as one of its important activities, in the business of (i) purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Federal Reserve Board), or (ii) extending credit for the purpose of purchasing or carrying margin stock. Immediately following the application of the proceeds of the Loans, not more than 25% of the value of the assets (either of such Credit Party only or of the Credit Parties and their Subsidiaries on a consolidated basis) subject to the provisions of Section 6.1 or subject to any restriction contained in any agreement or instrument between such Credit Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.1(d) will be margin stock.

(b)            The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

3.12	Subsidiaries.

(a)            As of December 31, 2024, Schedule 3.12 is (except as noted therein) a complete and correct list of Hyatt’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Hyatt and each other Subsidiary and an indication whether such Subsidiary is, as of December 31, 2024, a Material Subsidiary.

(b)            Each of the Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.13	Use of Proceeds.

The Loans will be used solely (i) to finance all or a portion of the consideration for the Acquisition, (ii) to finance all or a portion of the Refinancing and (iii) in connection with the other Transactions. None of the Borrower or any of its Subsidiaries will use any proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

3.14	Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Agreement, the other Credit Documents and the Fee Letter will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected except to the extent that the same could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Person.

3.15	Accuracy and Completeness of Information.

Factual statements contained in the Credit Documents and any other certificates or documents furnished to the Administrative Agent or the Lenders by or on behalf of any Credit Party from time to time pursuant to this Agreement (in any case excluding any projections, budgets and estimates), taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein. There is no fact now known to the Borrower or any of its Subsidiaries which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of Hyatt and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. All projections, budgets and estimates delivered hereunder represent as of the date delivered the good faith estimate of Hyatt and its senior management concerning the financial condition, financial performance and course of the business of Hyatt and its Subsidiaries; provided such projections, budgets and estimates are not to be viewed as fact, and actual results during the period covered thereby may differ from such projections, budgets and estimates and such differences may be Material.

3.16	Environmental Matters.

Except as to matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect:

(a)            the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)            the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c)            to the knowledge of the Responsible Officers of the Credit Parties, neither Hyatt nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Hyatt nor any of its Subsidiaries have knowledge of any such threatened notice.

(d)            Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)            no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.17	Solvency.

On the Funding Date, after giving effect to the Transactions and after taking into account rights of contribution, the fair saleable value of the assets of the Borrower, individually, and of Hyatt and its Subsidiaries, taken as a whole, measured on a going concern basis, will exceed all probable liabilities, including those to be incurred pursuant to this Agreement. On the Funding Date, after giving effect to the Transactions, the Credit Parties taken as a whole (a) will not have unreasonably small capital in relation to the business in which they are or propose to be engaged and (b) will not incur or do not believe that, after giving effect to this Agreement, they will incur debts beyond their ability to pay such debts as they become due.

3.18	Title to Property; Leases.

Hyatt and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or acquired by Hyatt or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect except to the extent that the failure thereof would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.19	Insurance.

Schedule 3.19 sets forth the insurance coverage of Hyatt and its Subsidiaries in effect as of Closing Date. The present insurance coverage of Hyatt and its Subsidiaries complies with the requirements set forth in Section 5.5.

3.20	Licenses and Permits.

Hyatt and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for the failure of such ownership or possession or those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.21	Anti-Corruption Laws and Sanctions.

(a)            None of the Borrower, any other Credit Party, any Subsidiary, any of their respective directors or officers or, to the Borrower’s knowledge, employees, Affiliates or any agent or representative of the Borrower, any other Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues (other than immaterial operating income) from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. The Borrower, each other Credit Party and its respective Subsidiaries, and to the knowledge of the Borrower and such other Credit Party, each director, officer, employee, agent and Affiliate of the Borrower, such other Credit Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, such other Credit Party, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

(b)            None of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, agents, employees or Affiliates, has (i) used any corporate funds or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of any Anti-Corruption Law, including the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.22	Labor Matters.

None of the Credit Parties currently have existing any strikes, walkouts or other work stoppages, other than as set forth in Schedule 3.22 hereto or as would not reasonably be expected to have a Material Adverse Effect.

3.23	Affected Financial Institution.

None of the Credit Parties or any of their respective Subsidiaries is an Affected Financial Institution.

SECTION 4
CONDITIONS

4.1	Conditions to Effectiveness.

This Agreement shall become effective upon the satisfaction or waiver of the following conditions precedent:

(a)            Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) counterparts of this Agreement and (ii) for the account of each Lender that requests a Note, Notes executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Agreement.

(b)            Legal Opinion. Receipt by the Administrative Agent of a legal opinion of counsel (including in-house counsel) to the Credit Parties relating to this Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any Indebtedness of the Credit Parties or under any of the Credit Parties’ organizational documents and material agreements.

(c)            Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of each Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(c):

(i)            Articles of Incorporation. Copies of the articles of incorporation or charter documents of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

(ii)            Resolutions. Copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents to which each Credit Party is a party, the transactions contemplated therein and authorizing execution and delivery thereof.

(iii)           Bylaws. Copies of the bylaws, operating agreement or partnership agreement of the Credit Parties certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization and each other State in which the failure to so qualify and be in good standing would reasonably be expected to have a Material Adverse Effect.

(v)           Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(d)            Fees and Expenses. Receipt by the Administrative Agent and the Lenders of all fees and all reasonable and documented out-of-pocket expenses (including, without limitation, legal fees and expenses for which invoices have been presented at least two Business Days (or such later time acceptable to the Borrower) prior to the Closing Date), if any, then owing by the Borrower to the Lenders, the Administrative Agent and the Lead Arrangers pursuant to this Agreement or the Fee Letters.

(e)            Know Your Customer Information. (i) The Borrower and each other Credit Party shall have provided all information requested by the Administrative Agent and each Lender (to the extent requested in writing (which may be by e-mail) at least 3 Business Days prior to the Closing Date) in order to comply with applicable “know your customer” and Anti-Money Laundering Laws including without limitation, the PATRIOT Act and (ii) with respect to a Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower and each other Credit Party shall have provided, to each Lender that so requests (to the extent requested in writing (which may be by e-mail) at least 3 Business Days prior to the Closing Date), a Beneficial Ownership Certification in relation to such Credit Party.

4.2	Conditions to Funding.

The obligation of each Lender to make the Loans is subject to the satisfaction or waiver of the following conditions precedent:

(a)            Notice of Borrowing. Receipt by the Administrative Agent of a Notice of Borrowing.

(b)            Solvency Certificate. Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that Hyatt and each of the other Credit Parties on a consolidated basis are solvent as of the Funding Date.

(c)            Control Acquisition. The Control Acquisition shall have been consummated, or substantially concurrently with the funding of the Loans on the Funding Date shall be consummated, in all material respects pursuant to and on the terms set forth in the Purchase Agreement and all conditions precedent therein to the consummation of the Control Acquisition shall have been satisfied or waived in accordance with the terms thereof.

(d)            Fees and Expenses. Receipt by the Administrative Agent and the Lenders of all fees and all reasonable and documented out-of-pocket expenses (including, without limitation, legal fees and expenses for which invoices have been presented at least two Business Days (or such later time acceptable to the Borrower) prior to the Funding Date), if any, then owing by the Borrower to the Lenders, the Administrative Agent and the Lead Arrangers pursuant to this Agreement or the Fee Letters.

(e)            Representations and Warranties. The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects, in each case at the time of, and after giving effect to, the making of the Loans on the Funding Date.

(f)            Company Material Adverse Effect. Since the date of the Purchase Agreement, there shall not have occurred any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (each capitalized term in this sentence, as defined in the Purchase Agreement).

(g)            Refinancing. Substantially concurrently with the funding of the Loans on the Funding Date, the Refinancing shall have occurred.

(h)            Disbursement Instruction Agreement. Receipt by the Administrative Agent of a Disbursement Instruction Agreement effective as of the Funding Date.

SECTION 5
AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall, and shall cause each Subsidiary to:

5.1	Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)            as soon as available, but in any event within 120 days after the end of each fiscal year of Hyatt (or such earlier date as Hyatt may file or be required to file such statements with the SEC), a consolidated balance sheet of Hyatt and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being agreed that any of the “Big Four” accounting firms shall be acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Hyatt (or such earlier date as Hyatt may file or be required to file such statements with the SEC), a consolidated balance sheet of Hyatt and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Hyatt’s fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Hyatt as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Hyatt and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 5.2(a), Hyatt shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Hyatt to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

5.2	Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)            Officer’s Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements.

(b)            Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(c)            Public Information. Promptly, and in any event within thirty (30) days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 or those which are of a promotional nature) and other financial information which any Credit Party sends to its stockholders (but only to the extent such reports and other financial information would customarily be distributed by a public company to its public stockholders).

(d)            Annual Report. Promptly, and in any event within one hundred twenty (120) days after the end of each fiscal year, to the extent prepared by Hyatt, a copy of its annual report (which shall include audited financial statements as of the end of such fiscal year).

5.3	Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)            Defaults. Promptly (but in any event within five (5) Business Days), after any Responsible Officer of a Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b)            Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to Hyatt or any of its Subsidiaries which, if adversely determined (and with respect to litigation, for which Hyatt reasonably determines that a reasonable basis for the prayer for damages exists), would reasonably be expected to have a Material Adverse Effect.

(c)            ERISA. As soon as possible and in any event within thirty (30) days after Hyatt knows thereof: (i) the occurrence of any Reportable Event with respect to any Pension Plan, (ii) a failure to make any required contribution to a Pension Plan, (iii) the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Pension Plan (iv) any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (v) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any ERISA Affiliate with respect to the termination of any Pension Plan, in each case of clauses (i) through (v), only to the extent that such occurrence could reasonably be expected to have a Material Adverse Effect.

(d)            Debt Ratings Change. Promptly, and in any event within five (5) Business Days, after Hyatt obtains any actual knowledge of a change in the Debt Rating by either S&P, Moody’s or Fitch, notice of such change accompanied by any announcement or publication made by the relevant agency in connection therewith.

(e)            Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer setting forth reasonable details of the occurrence referred to therein and stating what action Hyatt proposes to take with respect thereto.

5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.

(a)            Subject to Section 6.3, preserve and keep in full force and effect Hyatt’s corporate existence. Subject to Section 6.3, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of it (except Hyatt) and each of its Subsidiaries and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of Hyatt, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Requirements of Law, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)            Fully perform and satisfy all of its obligations under all of its contractual obligations except (i) to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) in the case of monetary obligations except when the amount or validity of such obligations and costs are currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiaries, as the case may be.

5.5	Maintenance of Property; Insurance.

(a)            Maintain and keep, or cause to be maintained and kept, their respective Properties in normal repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business, or, in any event, the Borrower has concluded that repair, working order or condition or such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Maintain, with financially sound and reputable insurers, insurance with respect to their respective Material Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated (including, without limitation, terrorism insurance); and furnish to the Administrative Agent, upon written request, reasonable information as to the insurance carried. The Lenders acknowledge and agree that Hyatt’s and its Subsidiaries’ insurance set forth on Schedule 3.19 satisfies the requirements of this Section 5.5 as of the Closing Date.

5.6	Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which true and correct entries in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours, at reasonable intervals and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of the Credit Parties’ or their Subsidiaries’ Properties (without materially disrupting the Borrower’s day to day operations) and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower and its Subsidiaries may not disclose without violation of a Requirement of Law or confidentiality obligation binding upon it) at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Borrower and, to the extent such certified public accountants will permit, with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be borne by the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of Hyatt.

5.7	Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.13.

5.8	Subsidiary Guarantors.

Solely to the extent required by the Revolving Credit Agreement, cause each Material Domestic Subsidiary which is not a party to this Agreement (other than any Excluded Subsidiary) that incurs or guarantees third party Indebtedness under clauses (a), (b) or (g) of the definition of “Indebtedness” in excess of $150,000,000 for any such Subsidiary, within 10 Business Days following such incurrence (or such later period as the Administrative Agent may agree), to become a “Guarantor” hereunder by way of execution of a Joinder Agreement. Such Joinder Agreement shall be accompanied by such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Guarantor and favorable opinions of counsel to such Guarantor (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

5.9	Leverage Ratio.

On a consolidated basis, maintain a Leverage Ratio as of each Measurement Date of not more than 4.50 to 1.00; provided, however, that from and after the Closing Date, Hyatt may maintain a Leverage Ratio of not more than 5.50 to 1.00 for any Measurement Date occurring during a period commencing on the date of the consummation of a Qualified Acquisition and ending no more than four Measurement Dates thereafter; provided further, that after the expiration of any such increase, no new election may be made by Hyatt for the Measurement Date immediately succeeding such expiration.

5.10	Electronic Delivery of Certain Information.

(a)            Documents required to be delivered pursuant to the Credit Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial or governmental, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Section 2 and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. In the case of documents or notices delivered electronically to the Administrative Agent and the Lenders, such documents or notices shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Borrower posts such documents or the documents become available on a commercial or governmental website. If (x) such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 10:00 A.M. Eastern time on the next Business Day for the recipient and (y) the deemed time of delivery occurs on a day that is not a Business Day for the recipient, the deemed time of delivery shall be 10:00 A.M. Eastern time on the next Business Day for the recipient. Except for the certificates required by Section 5.2(a), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)            Documents required to be delivered pursuant to Section 2 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

5.11	Public/Private Information.

Hyatt shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of Hyatt. Documents required to be delivered pursuant to the Credit Documents shall be delivered by or on behalf of Hyatt to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section 5 and Hyatt shall designate Information Materials (a) that are either available to the public or not material with respect to Hyatt and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

SECTION 6
NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall not and shall not permit any Subsidiary to:

6.1	Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

6.2	Nature of Business.

Alter the character of the business of Hyatt and its Subsidiaries taken as a whole in any material respect from that conducted as of the Closing Date other than alterations, expansions and extensions reasonably related thereto.

6.3	Mergers and Sale of Assets

(a)            Dissolve, liquidate or wind up its affairs or sell, transfer, lease or otherwise dispose of all or substantially all of the assets of Hyatt and its Subsidiaries taken as a whole to any other Person; provided that the following, without duplication, shall be expressly permitted:

(i)            the sale, lease or transfer of property or assets between and among Credit Parties;

(ii)            (x) any Material Subsidiary may dissolve, liquidate or wind up its affairs at any time so long as such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and, in the case any Guarantor, any assets of such Credit Party are transferred to another Credit Party in connection with such dissolution, liquidation or winding up, and (y) any Subsidiary (other than a Material Subsidiary) may dissolve, liquidate or wind up its affairs at any time; provided that after giving effect to such dissolution, liquidation or winding up on a Pro Forma Basis no Event of Default shall be in existence or would result therefrom; and

(iii)          any other dissolution, liquidation or winding up of the affairs of a Subsidiary or any other sale, lease or transfer of property or assets to any Person; provided that after giving effect to such dissolution, liquidation or winding up or sale, lease or transfer of property or assets on a Pro Forma Basis no Default or Event of Default shall be in existence or would result therefrom.

(b)            Enter into any transaction of merger or consolidation, except that (i) any Subsidiary may merge or consolidate with or into another Subsidiary or Hyatt; provided that (x) if a Credit Party is a party thereto, a Credit Party will be the surviving corporation and (y) if Hyatt is a party thereto, Hyatt will be the surviving corporation; (ii) any Subsidiary that is no longer useful in the business of Hyatt and its Subsidiaries, as determined by Hyatt in its reasonable discretion, may dissolve, liquidate or wind up its affairs at any time by way of merger or consolidation so long as, in the case of a Credit Party, the assets in such Credit Party are transferred to another Credit Party; (iii) any Subsidiary (other than a Material Subsidiary) may enter into any transaction of merger or consolidation; (iv) any Material Subsidiary may enter into any transaction of merger or consolidation; provided that after giving effect to such transaction on a Pro Forma Basis, no Default or Event of Default shall be in existence or would result therefrom; and (v) Hyatt or any Subsidiary of Hyatt may merge or consolidate with or into a Pritzker Affiliate or any other Person so long as after giving effect to such merger or consolidation on a Pro Forma Basis (A) if Hyatt is a party thereto, Hyatt is the surviving entity and (B) no Default or Event of Default shall be in existence or would result therefrom.

Upon each of (x) the sale, transfer or other disposition of any Subsidiary that is a Guarantor (or dissolution thereof, via merger or otherwise) not prohibited by this Agreement or (y) any other transaction not prohibited by this Agreement if, after giving effect to such transaction, any Subsidiary that is a Guarantor would no longer be required to provide a Guaranty pursuant to Section 5.8, the Administrative Agent shall deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Subsidiary from all of its obligations under the Credit Documents, including its obligations under Section 9 hereof.

6.4	Transactions with Affiliates.

Except for (a) any transaction existing on the Closing Date and set forth on Schedule 6.4, (b) loans to officers, directors, employees and shareholders made after the Closing Date during the term of this Agreement in an aggregate amount not to exceed $50,000,000 at any time outstanding and (c) any Restricted Payment permitted pursuant to Section 6.6, enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and consistent with the types of transactions entered into by the Borrower or its Subsidiaries prior to the Closing Date or upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary (considered as a whole in conjunction with all other existing arrangements and relationships with such Affiliate) than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

6.5	Fiscal Year.

Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders, as determined in good faith by Hyatt, without the prior written consent of the Administrative Agent.

6.6	Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to Hyatt (directly or indirectly through Subsidiaries) or any Subsidiary, (c) Restricted Payments required to be made in connection with long-term incentive plans and other contractual obligations to employees and (d) Hyatt may make other Restricted Payments so long as, after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall be in existence or would result therefrom.

SECTION 7
EVENTS OF DEFAULT

7.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)            (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) [reserved]; or (iii) the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder or under the Fee Letter when due in accordance with the terms hereof (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time) and, solely with respect to this clause (iii), such failure shall continue unremedied for five (5) Business Days; or

(b)            Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement shall prove to have been incorrect, false or misleading in any material respect (or in the case of a representation or warranty qualified by materiality, in any respect) on or as of the date made or deemed made; or

(c)            (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.7, 5.9, or in Section 6; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 or 5.4(a) and in the event such breach or failure to comply is capable of cure such failure shall continue unremedied for a period of five Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days following receipt by Hyatt of notice from the Administrative Agent or the Required Lenders; or

(d)            (i) Any Credit Party or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness in a principal amount outstanding of at least $150,000,000 (but excluding Indebtedness hereunder and Non-Recourse Debt) in the aggregate or on any Indebtedness outstanding under the Revolving Credit Agreement beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any Indebtedness in a principal amount outstanding of at least $150,000,000 (but excluding Indebtedness hereunder and Non-Recourse Debt) in the aggregate for the Credit Parties and their Material Subsidiaries or any Indebtedness outstanding under the Revolving Credit Agreement shall be declared to become due and payable prior to its stated maturity or shall be required to be prepaid, repurchased, redeemed or defeased (or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made), in each case prior to its stated maturity; provided, however, that if there is an acceleration of any Indebtedness that is included under this clause (d) solely because of a guarantee by any Credit Party or one of its Material Subsidiaries, an Event of Default will not exist under this clause (d) so long as such Credit Party or such Material Subsidiary, as the case may be, fully performs its obligations in a timely manner under such guarantee upon demand therefore by the beneficiary thereof; or

(e)            (i) Any Credit Party or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)            One or more judgments or decrees shall be entered against any Credit Party or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance or self-insurance) of $150,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(g)           (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) a failure to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Pension Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           There shall occur a Change of Control; or

(i)            Solely to the extent that there are any Guarantors hereunder, the Guaranty or any material provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)            Any other Credit Document or the Fee Letter shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the material rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation.

7.2	Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a)           Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c)           Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d)           Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under Applicable Law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable, in each case, without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

SECTION 8
AGENCY PROVISIONS

8.1	Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Credit Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Credit Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Laws. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Section 5 that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Credit Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Credit Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Credit Document. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of any of the Credit Party Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Credit Party Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Credit Document or Applicable Laws. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Credit Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

8.2	Bank of America as Lender.

Bank of America, as a Lender, shall have the same rights and powers under this Agreement and any other Credit Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in each case in its individual capacity. Bank of America and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Credit Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower, other Credit Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

8.3	Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.

8.4	Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Credit Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

8.5	Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Credit Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Credit Party or any other Person in or in connection with this Agreement or any other Credit Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document or the satisfaction of any conditions precedent under this Agreement or any Credit Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Credit Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Credit Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney in fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

8.6	Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided further that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Credit Documents and/or collect any Credit Party Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws or related to any Materials of Environmental Concern. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Credit Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

8.7	Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Credit Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Credit Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Credit Parties, the other Subsidiaries and other Persons, its review of the Credit Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of the Credit Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Credit Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Credit Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Credit Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

8.8	Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time as Administrative Agent under the Credit Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no Lender or Eligible Assignee has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.

(b)           If the Lender serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Lender as Administrative Agent. Upon any such removal, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Titled Agent and any of its Affiliates as a successor Administrative Agent). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days of notice of such removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (1) the current Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, and at the request of Hyatt, shall deliver to Hyatt a copy of the Register and (2) all payments, communications and determinations provided to be made by, to or through the current Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.

(c)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as set forth in clause (a) or (b) above, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and unless previously discharged in accordance with clause (a) or (b) above, the current Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Credit Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

8.9	Titled Agents.

Each of the Co-Syndication Agents, Lead Arrangers and Joint Book Runners (each, a “Titled Agent”), in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Credit Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

8.10	PATRIOT Act Notice.

The PATRIOT Act, the Beneficial Ownership Regulation and other federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Credit Parties to, provide promptly upon any such request to such Lender, such Credit Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

8.11	Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of a Credit Party Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in same day funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

8.12	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Hyatt or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Hyatt or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

8.13	Acknowledgments of Lenders.

Each Lender represents and warrants that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9
GUARANTY

9.1	The Guaranty.

In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Guarantied Credit Party Obligations owed to the Administrative Agent and the Lenders hereunder. If any or all of the Guarantied Credit Party Obligations become due and payable hereunder, each Guarantor unconditionally promises to pay such Guarantied Credit Party Obligations to the Administrative Agent and the Lenders, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guarantied Credit Party Obligations. As used in this Section 9, Guarantied Credit Party Obligations shall include all Guarantied Credit Party Obligations now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Guarantied Credit Party Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such Guarantied Credit Party Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Guarantied Credit Party Obligations may be or hereafter become otherwise unenforceable. This Guaranty is a guaranty of payment and performance and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents (a) to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent) and (b) this Guaranty shall not be deemed to cover any Excluded Swap Obligations.

9.2	Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Guarantied Credit Party Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Guarantied Credit Party Obligations to the Administrative Agent for the account of the Lenders, or their respective order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other Applicable Law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3	Nature of Liability.

The liability of each Guarantor hereunder is absolute and unconditional and exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Guarantied Credit Party Obligations that the Administrative Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, a guarantor or a borrower other than the payment in full of the Credit Party Obligations.

The guaranty under this Section 9 is a continuing and irrevocable guaranty of all Guarantied Credit Party Obligations now or hereafter existing and shall remain in full force and effect until all Credit Party Obligations and any other amounts payable under this Section 9 (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are indefeasibly paid in full in cash and any commitments of the Lenders or facilities provided by the Lenders with respect to the Credit Party Obligations are terminated. Notwithstanding the foregoing, this guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantors is made, or the Administrative Agent, on behalf of the Lenders, exercises its right of set-off, in respect of the Credit Party Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, on behalf of the Lenders, is in possession of or has released this guaranty and regardless of any prior revocation, rescission, termination or reduction; provided, however, that neither the Administrative Agent nor any Lender shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The obligations of the Guarantors under the preceding sentence shall survive termination of this Agreement.

9.4	Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

9.5	Authorization.

Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by Applicable Law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6	Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7	Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by Applicable Law and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full in cash of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full. Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been indefeasibly paid in full in cash, no Credit Document remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been indefeasibly paid in full in cash, no Credit Document remains in effect and the Commitments have been terminated.

9.8	Limitation on Enforcement.

The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors or any Pritzker Affiliate other than the Guarantors.

9.9	Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Guarantied Credit Party Obligations under the Credit Documents which are the subject of this Guaranty (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Guarantied Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

9.10	Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person (x) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (y) would no longer be required to provide a Guaranty pursuant to Section 5.8, in each case, upon the Credit Parties’ request and at the Credit Parties’ expense, and in the case of clause (y) above, provided no Event of Default shall exist or arise as a result of such release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11	Keepwell.

Each of Hyatt and each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Transactions (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.11, or otherwise under this Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each of Hyatt and each Qualified ECP Guarantor under this Section 9.11 shall remain in full force and effect until all Guarantied Credit Party Obligations and any other amounts payable under this Section 9 are indefeasibly paid in full in cash and any Commitments of the Lenders or facilities provided by the Lenders with respect to the Guarantied Credit Party Obligations are terminated. Each of Hyatt and each Qualified ECP Guarantor intends that this Section 9.11 constitute, and this Section 9.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In the case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.10 and 10.5 of this Agreement allowed in such judicial proceeding); and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10 and 10.5. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agent and counsel, and any other amounts due Administrative Agent under Sections 2.10 and 10.5 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10
MISCELLANEOUS

10.1	Amendments and Waivers.

Except as expressly provided herein, neither this Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate or as a result of amendments effected pursuant to Section 2.14) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (it being acknowledged and agreed that any amendments to the definition of Leverage Ratio or any component definition thereof shall not constitute a reduction of the stated rate of interest or fee); or

(ii)           amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)          amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

(iv)          release all or substantially all of the Guarantors from their obligations under the Guaranty (provided that (A) the release of less than substantially all of the Guarantors shall solely require the consent of the Required Lenders and (B) no consent of the Lenders shall be required for the release of any Guarantor pursuant to Section 9.10) without the written consent of all the Lenders; or

(v)          amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi)          amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(vii)        amend, modify or waive the order in which Credit Party Obligations are paid in the first three sentences of Section 2.12(a), Section 2.12(b) or Section 2.21(b) without the written consent of each Lender directly affected thereby;

provided further that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 8 (other than the provisions of Section 8.9 and any other provision the effect of which is adverse to the Credit Parties); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for and permitted hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein or in any other Credit Document, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Credit Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

The Borrower shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent, any Lender (other than the Lender then acting as Administrative Agent) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (a) such replacement does not conflict with any Requirement of Law, (b) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (c) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (d) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any Term SOFR Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (e) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (f) until such time as such replacement shall be consummated, the Borrower shall pay to the Replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, (g) the Borrower provides at least three (3) Business Days’ prior notice to such Replaced Lender, and (h) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1 (after two (2) days’ notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender's Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

Notwithstanding any of the foregoing to the contrary, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Credit Document or an inconsistency between or among provisions of this Agreement or any other Credit Document, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

10.2	Notices.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth in the Administrative Questionnaire in the case of a Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans and Notes:

if to the Borrower:

Hyatt Hotels Corporation
150 N. Riverside, 8th Floor
Chicago, IL 60606
Attention:	Helen Jorski, Treasurer
Telephone:	[***]
Fax:	[***]
Email:	[***]

with a copy to:

Hyatt Hotels Corporation
150 N. Riverside, 8th Floor
Chicago, IL 60606
Attention:	General Counsel
Telephone:	(312) 750-1234
Fax:	(312) 780-5284
Email:	office.of.general.counsel@hyatt.com

and to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, Illinois 60611
Attention:	Cindy Caillavet Sinclair
Fax:	(312) 993-9767
Telephone:	(312) 876-7703
Email:	cindy.caillavet@lw.com

if to the Administrative Agent (for financial and loan activity including advances, prepayments, repayments, interest and fee billing and payments, rollovers and rate-settings):

Bank of America, N.A.
Mail Code: FL9-200-02-06
9000 SOUTHSIDE BLVD BLDG 200
JACKSONVILLE FL 32256
UNITED STATES OF AMERICA
Attention:	Traci Dixon
Telephone:	(904) 987-8360
Email:	traci.dixon2@bofa.com

if to the Administrative Agent for other notices (including, but not limited to, financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents and vote taking):

Bank of America, N.A.
Mail Code: TX1-492-64-01
901 Main St., 64th Floor
Dallas, TX 75202
Attention:	Roger C Davis
Telephone:	(214) 209-9505
Email:	roger.c.davis@bofa.com

With a copy to:

Bank of America, N.A.
Mail Code: TX2-979-02-22
4500 AMON CARTER BLVD
FORT WORTH, TX 76155
Attention:	Taelitha Bonds-Harris
Telephone:	(214) 209-3408
Email:	taelitha.m.harris@bofa.com

(b)           Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.3	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations under the Credit Documents (other than contingent indemnification obligations a claim for which has not yet been asserted) have been paid in full.

10.5	Payment of Expenses and Taxes.

The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement, the other Credit Documents, the Fee Letter and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent and the Lead Arrangers, (b) to pay or reimburse each Lender and the Administrative Agent for all of their respective reasonable out-of-pockets costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and the Fee Letter, including, without limitation, the reasonable fees and disbursements of outside counsel to the Administrative Agent and to each of the Lenders, provided that, absent an actual or perceived conflict of interest, the Borrower shall only be required to reimburse the Administrative Agent, the Lead Arrangers and each Lender, in the aggregate, for one outside law firm (and, in the case of such actual or perceived conflict of interests, upon notice to the Borrower, a single outside law firm for the affected parties), (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Borrower in paying, stamp, court or documentary, intangible, recording, filing, excise and similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation, enforcement or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents, the Fee Letter and any such other documents, (d) to pay or reimburse each Lender and the Administrative Agent for any reasonable out-of-pocket costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Borrower or any of its Subsidiaries or any officer, director, shareholder or Affiliate of the Borrower or any of its Subsidiaries has violated any Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions or other similar law, which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent and the Lead Arrangers (and, in the case of an actual or perceived conflict of interest that is identified by any of the Administrative Agent or the Lead Arrangers, upon notice to the Borrower, a single outside law firm for the affected parties), and (e) to pay, indemnify, and hold each Lender, the Administrative Agent, the Lead Arrangers, their respective Affiliates and their respective other Related Parties (an “Indemnified Person”) harmless from and against, any and all other liabilities (including, for the avoidance of doubt, environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever from third party claims (other than claims by taxing authorities) with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents, the Fee Letter and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “Indemnified Liabilities”), which in the case of legal counsel shall be limited to the reasonable fees and disbursements of a single firm of outside counsel to the Administrative Agent (and, in the case of an actual or perceived conflict of interest that is identified by any of the Administrative Agent, upon notice to the Borrower, a single outside law firm for the affected parties); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 10.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

10.6	Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default (or, solely after the Funding Date, any other Default or Event of Default) shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, after the Funding Date, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            [Reserved].

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates (other than an Affiliate of The Goldman Sachs Group, Inc. that is a Lender as of the Funding Date) or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a Natural Person.

(vii)         No Assignment to Competitors. No such assignment shall be made to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

(viii)        Assignments Involving Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage; provided that notwithstanding the foregoing provisions of this clause (viii), if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d); provided, an assignment that does not comply with subsection (b)(vii) shall not be treated as a participation and shall be of no effect.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participation may be sold to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Credit Document described in the first proviso of Section 10.1 that adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 through 2.18 (subject to the requirements and limitations therein, including the requirements under Sections 2.18(b) and 2.18(c) (it being understood that the documentation required under Sections 2.18(b) and 2.18(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under any of Sections 2.15 through 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           PATRIOT Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

10.7	Adjustments; Set-off.

(a)            Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)            In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender and its respective Affiliates shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, but subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final but excluding set-off of trust and payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under any other Credit Document or the Fee Letter, as applicable, pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured; provided, however, that neither the Administrative Agent nor any Lender or its respective Affiliates shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The aforesaid right of set-off may be exercised by such Lender against the Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender or Affiliate prior to the occurrence of any Event of Default. Each Lender and its respective Affiliates agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

10.8	Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

10.9	Counterparts; Electronic Signatures.

(a)           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A Lender’s signature to any Credit Document shall binding on all Applicable Lending Offices of such Lender.

(b)           Electronic Signatures. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission (i.e., “pdf”, “tiff” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement, the other Credit Documents, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it; provided further that, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.10	Effectiveness.

Subject to Section 4, this Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex signature pages and notice (actually received) at such office that the same has been signed and mailed to it.

10.11	Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12	Integration.

This Agreement, the other Credit Documents and the Fee Letter represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13	GOVERNING LAW.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT TAKING INTO ACCOUNT CONFLICT OF LAW PRINCIPLES); PROVIDED THAT (A) THE INTERPRETATION OF COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE PURCHASE AGREEMENT AS IN EFFECT ON FEBRUARY 9, 2025) AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF THE SPECIFIED PURCHASE AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF THE INACCURACY THEREOF HYATT (OR HYATT’S AFFILIATES) HAS THE RIGHT NOT TO CONSUMMATE THE CONTROL ACQUISITION OR TO TERMINATE HYATT’S (OR HYATT’S AFFILIATES’) OBLIGATIONS UNDER THE PURCHASE AGREEMENT (TAKING INTO ACCOUNT ALL APPLICABLE CURE PERIODS) AND (C) THE DETERMINATION OF WHETHER THE CONTROL ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT, IN EACH CASE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

10.14	Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note, any of the other Credit Documents or the Fee Letter may be brought in any state or federal court located in the Borough of Manhattan, and, by execution and delivery of this Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement, any Note, any other Credit Document or the Fee Letter from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

10.15	Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Borrower (other than to its Affiliates and its and their respective employees, agents, advisors, auditors or counsel or to another Lender who shall agree to keep such information confidential) any information with respect to the Borrower, its Subsidiaries, any Pritzker Affiliate and any of their Affiliates which is furnished pursuant to or in connection with this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 10.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors; provided that, prior to such disclosure such Lender shall give prior notice to the Borrower, (c) as is required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling of a Governmental Authority applicable to such Lender; provided that, prior to such disclosure such lender shall give prior notice to the Borrower, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 10.6, provided that such prospective transferee shall have been made aware of this Section 10.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (e) with the Borrower’s consent (such consent not to be unreasonably withheld) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications, (f) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to a Credit Party and its obligations hereunder; provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section, or (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or the Fee Letter; provided further that, in any case, notice of any disclosure as set forth in clauses (a) through (g) above shall only be provided to the Borrower to the extent permitted by Applicable Law, regulation or legal process and in no event shall such notice be provided or required in connection with a regular examination of a Lender by its regulators.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit Hyatt or its Subsidiaries from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16	Acknowledgments.

(a)           The Borrower and the other Credit Parties each hereby acknowledges that:

(i)            it has been advised by counsel in the negotiation, execution and delivery of each Credit Document and the Fee Letter;

(ii)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor;

(iii)          no joint venture exists among the Lenders or among the Borrower and the Lenders; and

(iv)         the Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrower and the other Credit Parties, their stockholders and/or their Affiliates.

(b)           The Administrative Agent and each of the Lenders agree that:

(i)            the Credit Party Obligations may not be enforced against any director, officer, employee or stockholder of the Borrower or the other Credit Parties; and

(ii)           it is not necessary for the Borrower or the other Credit Parties to inquire into the capacity or power of the Administrative Agent or any of the Lenders or the officers, directors, partners or agents acting or purporting to act on their behalf.

10.17	Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE FEE LETTER AND FOR ANY COUNTERCLAIM THEREIN.

10.18	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document or the Fee Letter in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents or the Fee Letter shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.19	Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party, and no provision in this Agreement or in any of the other Credit Documents or the Fee Letter, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Credit Party. None of the Administrative Agent, or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Not in limitation of the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Titled Agent, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether any Titled Agent, the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Titled Agents, the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b) (i) the Titled Agents, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Titled Agents, the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Titled Agents, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Titled Agents, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Titled Agents, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20	Termination.

This Agreement, the other Credit Documents and the Fee Letter shall automatically terminate and be of no further force or effect on the earlier of (a) the date upon which the Purchase Agreement is terminated in accordance with its terms, (b) the date upon which a public announcement of the abandonment of the Acquisition is made by the Borrower or (c) October 9, 2025 if the Funding Date has not occurred on or prior to such date.

10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

HYATT:	HYATT HOTELS CORPORATION,
a Delaware corporation

	By:	/s/ Joan Bottarini
	Name:	Joan Bottarini
	Title:	Chief Financial Officer

Signature Page to Credit Agreement

AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Taelitha Bonds-Harris
	Name:	Taelitha Bonds-Harris
	Title:	Vice President

Signature Page to Credit Agreement

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Roger C. Davis
	Name:	Roger C. Davis
	Title:	Senior Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Jordan Santora
Name:	Jordan Santora
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Christian Roeder
Name:	Christian Roeder
Title:	Executive Director

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ David Dewar
Name:	David Dewar
Title:	Director

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Douglas Darman
Name:	Douglas Darman
Title:	Director

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

Signature Page to Credit Agreement

PNC BANK, N.A.,
as a Lender

By:	/s/ Susan Lunt
Name:	Susan Lunt
Title:	Senior Vice President

Signature Page to Credit Agreement

TRUIST BANK,
as a Lender

By:	/s/ J. Carlos Navarrete
Name:	J. Carlos Navarrete
Title:	Director

Signature Page to Credit Agreement

US BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Noble Harrison III
Name:	Noble Harrison III
Title:	Senior Vice President

Signature Page to Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Adam Jenner
Name:	Adam Jenner
Title:	Director

By:	/s/ David Bowers
Name:	David Bowers
Title:	Managing Director

Signature Page to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jason Schrader
Name:	Jason Schrader
Title:	Executive Director

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Khrystyna Manko
Name:	Khrystyna Manko
Title:	Director

Signature Page to Credit Agreement

COMERICA BANK,
as a Lender

By:	/s/ John Lascody
Name:	John Lascody
Title:	Senior Vice President

Signature Page to Credit Agreement

FIRST HAWAIIAN BANK,
as a Lender

By:	/s/ Stephen Agnew-Miller
Name:	Stephen Agnew-Miller
Title:	Vice President

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Jack Stibich
Name:	Jack Stibich
Title:	Second Vice President

 Signature Page to Credit Agreement